Exhibit 3.20

SECOND AMENDED AND RESTATED

LIMITED LIABILITY COMPANY

AGREEMENT

Of

OF HILTON GRAND VACATIONS COMPANY, LLC

a Delaware limited-liability company

(the “Company”)

THIS SECOND AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (the “Agreement”) is made effective as of October 26, 2013 by HILTON RESORTS CORPORATION, a Delaware corporation (the “Sole Member”), and each individual or business entity later subsequently admitted to the Company. These individuals and/or business entities shall be known as and referred to as “Members” and individually as a “Member.”

WHEREAS, the Company was formed as a limited liability company pursuant to and in accordance with the Delaware Limited Company Act (6 Del.C. § 18-101, et.seq.), as amended from time to time (the “Act”), and is currently governed by the Amended and Restated Limited Liability Company Agreement of the Company dated as of October 25, 2013 (the “Existing Agreement”); and

WHEREAS, the Sole Member desires to amend and restate the Existing Agreement in its entirety.

NOW, THEREFORE, the Existing Agreement is hereby amended and restated to read in its entirety as follows:

ARTICLE I

Company Formation and Registered Agent

1.1	FORMATION. The Sole Member formed the Company subject to the provisions of the Delaware limited liability company laws. A Certificate of Formation was filed with the Delaware Secretary of State on August 11, 1999.

1.2	NAME. The name of the Company is Hilton Grand Vacations Company, LLC, or such other name as the Sole Member may from time to time hereafter designate.

1.3	REGISTERED OFFICE AND AGENT. The location of the registered office of the Company in its state of formation is 2711 Centerville Road, Suite 400, Wilmington, New Castle County, Delaware 19808. The Company’s registered agent at such address is the Corporation Service Company.

1.4	TERM. The Company shall continue in existence indefinitely, until dissolved by:

(a)	Members whose capital interest (as defined in Article 2.2) exceeds 50 percent vote for dissolution; or

(b)	Any event which makes it unlawful for the business of the Company to be carried on by the Members; or

(c)	Any other event causing a dissolution of a Limited Liability Company under the laws of Delaware.

1.5	BUSINESS PURPOSE. The purpose of the Company is to engage in any lawful act or activity for which a limited liability company may be formed under the Delaware Limited Liability Company Act.

1.6	PRINCIPAL PLACE OF BUSINESS. The location of the principal place of business of the Company shall be 6355 Metro West Blvd., Suite 180, Orlando, FL 32835, or at such other place as the Managers may from time to time select.

1.7	MEMBERS. The name and business address of the Company’s Sole Member is Hilton Resorts Corporation, 7930 Jones Branch Drive, McLean, VA 22102.

ARTICLE 2

Capital Contributions

2.1	INITIAL CONTRIBUTIONS. The sole Member initially contributed to the Company $ 100.00 in cash.

2.2	ADDITIONAL CONTRIBUTIONS. Except as provided in Article 6.2, no Member shall be obligated to make any additional contribution to the Company’s capital.

ARTICLE 3

Profits, Losses and Distributions

3.1	PROFITS and LOSSES. For financial accounting and tax purposes the Company’s net profits or net losses shall be determined on an annual basis and shall be allocated to the Members in proportion to each Member’s relative capital interest in the Company, in accordance with Treasury Regulation 1.704-1.

3.2	DISTRIBUTIONS. The Members shall determine and distribute available funds annually or at more frequent intervals as they see fit. Available funds, as referred to herein, shall mean the net cash of the Company available after appropriate provision for expenses and liabilities, as determined by the Managers. Distributions in liquidation of the Company or in liquidation of a Member’s interest shall be made in accordance with the positive capital account balances pursuant 10 Treasury Regulation 1.704-1 (b)(2)(ii)(b)(2) To the extent a Member shall have a negative capital account balance, there shall be a qualified income offset, as set forth in Treasury Regulation 1.704-1 (b)(2)(ii)(d).

ARTICLE 4

Management

4.1	MANAGEMENT OF THE BUSINESS, The Company shall be Management Committee managed. The name of each member of the Management Committee is set forth on Schedule A attached hereto. By a vote of the Members holding a majority of the capital interests in the Company, as set forth in Schedule B, as amended from time to time, shall elect so many Management Committee members all the Members determine, but no fewer than one.

4.2	MEMBER. The liability of the Members shall be limited as provided under the Delaware Limited Liability Company Act. The Management Committee may from time to time seek advice from the Members, but they need not accept such advice, and at all limes the Management Committee shall have the exclusive right to control and manage the Company. No Member shall be an agent of any other Member of the Company solely by reason of being a Member.

4.3	POWERS OF MANAGEMENT COMMITTEE. The Management Committee is authorized on the Company’s behalf to make all decisions as to:

(a)	the sale, development, lease or other disposition of the Company’s assets;

(b)	the purchase or other acquisition of other assets of all kinds:

(c)	the management of all or any part of the Company’s assets;

(d)	the borrowing of money and the granting of security interests in the Company’s assets;

(e)	the prepayment, refinancing or extension of any loan affecting the Company’s assets;

(f)	the compromise or release of any of the Company’s claims or debts;

(g)	the employment of persons, firms or corporations for the operation and management of the company’s business; and

(h)	The appointment, from time to time, of such officers and agents of the Company, as the Management Committee deems necessary or advisable and define and modify, from time to time, such officers [1] and agents ‘ duties; provided; however, that the Company shall at all times have at least one officer, employee or representative designated as its President to oversee the operation of the Company, subject in turn to the oversight of the Management Committee. In the exercise of their management powers, the members of the Management Committee are authorized to execute and deliver:

(a)	all contracts, conveyances, assignments, leases, subleases, franchise agreements, licensing agreements, management contracts and maintenance contracts and maintenance contracts covering or affecting the Company’s assets ;

(b)	all checks, drafts and other orders for the payment of the company’s funds ,

(c)	all promissory notes, loans, security agreements and other similar documents; and

(d)	all other instruments of any other kind relating to the Company’s affairs, whether like or unlike the foregoing.

4.4	OFFICERS. The Management Committee may, as it deems advisable, elect or appoint one or more officers to operate the Company and handle its day-to-day business, and shall define and modify, from time to time, such officers’ powers and duties. The officers of the Company, which may be amended by Management Committee election, shall be as set forth on Schedule C attached hereto.

4.5	NOMINEE. Title to the Company’s assets shall be held in the Company’s name or in the name of any nominee that the Management Committee may designate. The Management Committee shall have power to enter into a nominee agreement with any such person, and such agreement may contain provisions indemnifying the nominee, except for his willful misconduct.

4.6	COMPANY INFORMATION. Upon request, the Management Committee shall supply to any Member information regarding the Company or its activities. Each Member or his authorized representative shall have access to and may inspect and copy all books, records and materials in the Management Committee’s possession regarding the Company or its activities. The exercise of the rights contained in this Article 4.6 shall be at the requesting Member’s expense.

4.7	EXCULPATION. Any act or omission of the Management Committee, the effect of which may cause result in loss or damage to the Company or the Members if done in good faith to promote the best interests of the Company, shall not subject the members of the Management Committee to any liability to the Members.

4.8	INDEMNIFICATION. The Company shall indemnify any person who was or is a party defendant or is threatened to be made a party defendant, pending or completed action, suit or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right of the Company) by reason of the fact that he is or was a Member of the company, Manager, officer, employee or agent of the Company, or is or was serving at the request of the Company, against expenses (including attorney ‘ s fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding if the Members determine that he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the Company, and with respect to any criminal act ion proceeding, has no reasonable cause to believe his/her conduct was unlawful.

The termination of any action, suit, or proceeding by judgment, order, settlement, conviction, or upon a plea of “no lo contendere” or its equivalent, shall not in itself create a presumption that the person did or did not act in good faith and in a manner which he reasonably believed to be in the best interest of the Company, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his/her conduct was lawful.

4.9	RECORDS. The Management Committee shall cause the Company to keep at its principal place of business the following:

(a)	a current list of the names and business addresses of each Member;

(b)	a copy of the Certificate of Formation, this Company Operating Agreement, and all amendments to both documents;

(c)	copies of the Company’s federal, state and local income tax returns and reports, if any, for the three most recent years; and

(d)	copies of any financial statements of the Company for the three most recent years.

ARTICLES 5

Compensation

5.1	MANAGEMENT FEE. Any member of the Management Committee rendering services to the Company shall be entitled to compensation commensurate with the value of such services,

5.2	REIMBURSEMENT. The Company shall reimburse the Management Committee and/ or Members for all direct out-of-pocket expenses incurred by them in managing the Company.

ARTICLE 6

Bookkeeping

6.1	BOOKS. The Management Committee shall maintain complete and accurate hooks of account of the company’s affairs at the Company’s principal place of business Such book s shall be kept on such method of accounting as the Management Committee shall select. The Company’s accounting period shall be the calendar year.

6.2	MEMBER’S ACCOUNTS. The Management Committee shall maintain separate capital and distribution accounts for each Member. Each Member’s capital account shall be determined and maintained in the manner set forth in Treasury Regulation 1.704l(b)(2)(iv) and shall consist of his initial capital contribution increased by

(a) any additional capital contribution made by him/her,

(b) credit balances transferred from his distribution account to his capital account; and decreased by:

(i)	distributions to him/her in reduction of Company capital;

(ii)	the Member’s share of Company losses if charged to his/her capital account.

6.3	REPORTS. The Management Committee shall close the books of account after the close of each calendar year, and shall prepare and send to each Member a statement of such Member’s distributive share of income and expense for income tax reporting purposes.

ARTICLE 7

Transfers

7.1	ASSIGNMENT. If at any time a Member proposes to sell, assign or otherwise dispose of all or any part of his interest in the Company, such Member shall first make a written offer to sell such interest to the other Members at a price determined by mutual agreement. If such other Members decline or fail to elect such interest within thirty (30) days, and if the sale or assignment is made and the Members fail to approve this sale or assignment unanimously then, pursuant to the applicable provisions of the Delaware Limited Liability Company Act, the purchaser or assignee shall have no right to participate in the management of the business and affairs of the Company. The purchaser or assignee shall only be entitled to receive the share of the profits or other compensation by way of income and the return of contributions to which that Member would otherwise be entitled.

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Executed as of this 25th day of July, 2014.

SOLE MEMBER:	HILTON RESORTS CORPORATION.
a Delaware corporation

	By:	/s/ W. Steven Standefer
Name: W. Steven Standefer
Title: Senior Vice President